Exhibit 21

SUBSIDIARIES

American Oriental Bioengineering, Inc, a Nevada corporation, had the domestic and international subsidiaries shown below as of December 30, 2012.

Jurisdiction of
Name of Subsidiary	Organization

American Oriental Bioengineering (China) Inc.	China
American Oriental Bioengineering (Hong Kong) Limited	Hong Kong
Beijing Meidong Science and Technology Co., Ltd.	China
Bestkey International Ltd.	British Virgin Islands
Changchun Xinan Pharmaceutical Co., Ltd.	China
Evergain Group Ltd.	British Virgin Islands
Fund Ease Investment Ltd.	Hong Kong
Golden Dragon Int'l Investment Enterprise Ltd.	Hong Kong
Goware Holdings Ltd.	British Virgin Islands
Guangxi Boke Pharmaceutical Co., Ltd.	China
Guangxi Lingfeng Pharmaceutical Co., Ltd.	China
GuangXiHuiKe Research and Development Co., Ltd.	China
Harbin Three Happiness Bioengineering Co., Ltd.	China
Harbin Three-tree Herbal Grand Market Co., Ltd	China
Heilongjiang Qitai Pharmaceutical Co., Ltd.	China
Heilongjiang Songhuajiang Pharmaceutical Co., Ltd.	China
Liaoning North Medicated Herbs Pharmaceutical Co., Ltd.	China
Liaoning Xinhua Lukang Pharmacy Limited	China
Mei Dong International Trading Co., Ltd.	China
Rise Dragon International Investment Ltd.	Hong Kong
ShenzhenNuoHua Trading Co., Ltd.	China
Star Bright International Investment Enterprise Ltd.	Hong Kong
Union Start International Holdings Ltd.	British Virgin Islands
Well Star International Investment Enterprise Ltd.	Hong Kong
Yield Chance Investments Ltd.	British Virgin Islands